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                                     EXHIBIT 11.1

                           VISTA MEDICAL TECHNOLOGIES, INC.
                STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

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                                    Three Months Ended           Nine Months Ended
                                  ------------------------   --------------------------
                                       September 30,                September 30,
                                    1997           1996          1997           1996
                                    ----           ----          ----           ----
Net Loss . . . . . . . . . . . .  $4,765,972    $2,182,857    $11,992,800    $4,819,153

Weighted Average Common
  Shares Outstanding . . . . . .   4,606,211       148,875      1,651,587       148,875

Adjustments to Reflect
  SEC Requirements (SAB 83) . .          -0-     2,291,632      1,526,227     2,291,632

Assumed Conversion of
  Convertible Preferred  . . . .   8,680,679     6,186,391      7,019,677     6,186,391
                                  ----------     ---------     ----------     ---------

Adjusted Shares Outstanding. . .  13,286,890     8,626,898     10,197,491     8,626,898
                                  ----------     ---------     ----------     ---------
                                  ----------     ---------     ----------     ---------

Net Loss Per Share . . . . . . .    $  (0.36)     $  (0.25)      $  (1.18)     $  (0.56)
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